                                                                    EXHIBIT 10.4


                                CERTAIN INFORMATION HAS BEEN OMITTED UNDER A
                                CONFIDENTIAL TREATMENT REQUEST MADE PURSUANT
                                TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE
                                ACT OF 1934, AS AMENDED.



                      MASTER OPTION AND LICENSE AGREEMENT
                      -----------------------------------
                          FOR ATARI HOME VIDEO GAMES
                          --------------------------

         This Master Option and License Agreement ("Agreement") is made and entered into the 27th day of March, 1996, by and between WMS INDUSTRIES INC. ("WMS"), a Delaware corporation with offices at 3401 North California Avenue, Chicago, Illinois 60618, and GT INTERACTIVE SOFTWARE CORP. ("GTIS"), a Delaware corporation with offices at 16 East 40th Street, New York, New York 10016.

                             W I T N E S S E T H:
                             - - - - - - - - - -

         WHEREAS, Williams Inter-active Inc. ("WII") a wholly-owned subsidiary of WMS, has entered into an agreement with Warner Communications Inc. for the acquisition of the stock of Atari Games Corporation, a California corporation ("AGC"); and

          WHEREAS, AGC is engaged in the business of designing, manufacturing and selling coin-operated amusement games and software products for dedicated home video game systems and multipurpose home computers; and

          WHEREAS, GTIS is engaged in the business of publishing, manufacturing and distributing entertainment software products; and

          WHEREAS, GTIS desires to acquire certain rights from WMS and AGC and other subsidiaries of AGC with respect to Games, as such term is defined herein, and WMS desires to grant and to cause AGC to grant such rights to GTIS;

         NOW, THEREFORE, the parties hereto agree as follows:

         1.       Definitions.
                  -----------
              1.1. "Accepted Game" shall mean any Game with respect to which GTIS has received a license or has exercised an option to acquire a license provided for in Section 2 hereof.

              1.2. "AGC" shall have the meaning ascribed in the first recital of this Agreement.

              1.3. "Alternative Royalty" shall have the meaning ascribed in Schedule "B" of the Atari Home Video Game Distribution and License Agreement.

              1.4. "Atari Game" shall mean (i) any game developed or acquired by or on behalf of AGC or entities which were affiliates of AGC prior to AGC being acquired by WII pursuant to the Stock Purchase Agreement, including, without limitation, those games listed on Schedule 1 hereto, and any adaptations of such games for other platforms, and (ii) any game currently in development or developed subsequent to such acquisition by or on behalf of AGC or a member of the Atari Group, or developed, in whole or in substantial part, by any person or persons who were employees of AGC or a member of the Atari Group as of the closing date of such acquisition and who are employees of any member of the WMS Group at the time of such development, and any adaptations of such games for other platforms. For purposes of this Section, employees shall be deemed to include independent contractors who work a substantial portion of their time at the facilities of any member of the WMS Group.

              1.5. "Atari Group" shall mean AGC, or any entity, a majority of whose capital stock is owned directly or indirectly by AGC or with respect to which during the term of this Agreement, AGC, directly or indirectly, has the legal power, without the consent of any third party, to direct the acquisition of rights to or exploitation of Games on Designated Consumer Game Platforms.

              1.6.   "Atari Home Video Game Distribution and License
Agreement" shall mean an agreement for the license of an Accepted Game for use solely on a specific Designated Consumer Game Platform in the form of Exhibit A annexed hereto, as the same may be amended from time to time by written agreement of the parties thereto.

              1.7.   "Delivery Date" shall have the meaning ascribed in
Section 2.7 hereof.

              1.8. "Designated Consumer Game Platforms" shall mean any of the Sony(R), Nintendo(R) or Sega(R) dedicated home video game hardware platforms or other dedicated home video game hardware platforms having a microprocessor with a 32 bit or higher capacity (excluding SNES and Sega Genesis), on which Game software can be played utilizing cartridges, CD-ROM disks or other devices which may hereafter replace or supplement cartridges or CD-ROM disks in operating systems now known or hereafter developed for use on dedicated home video game hardware platforms. Designated Consumer Game Platforms shall not, for purposes of this Agreement, include (a) any of the Atari Jaguar(R) system, the 3D-06(R) system, or their respective successors (including any enhancements, improvements or updates), except only to the extent that the Atari Group shall itself (and not through any licensee or sublicensee) actually release for commercial shipment in the normal course of business any Games on such hardware platforms in the United States, or (b) any hand held games, or any multipurpose home or

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


personal computer system or any electronic distribution or on-line interactive computer game systems or platforms.

              1.9. "Early Termination Event" shall mean AGC ceasing to be at least 50.1% owned by a member of the WMS Group, or the Atari Group transferring a majority of its intellectual property assets and licenses to a person or entity who is not a member of the WMS Group.

              1.10. "Effective Date" shall mean the date WII closes the acquisition of AGC pursuant to the Stock Purchase Agreement.

              1.11. "First Release" or "First Released" shall mean the date of the first commercial shipment of a Game in the normal course of business (and not merely for test purposes).

              1.12. "Full Price" shall mean the price of Games which have not been marked down or discounted by more than * from the original list price of the Game. Markdowns or discounts shall include rebates or credits (other than the cooperative advertising allowances which are unrelated to price protection) granted within one year of the date of the First Release of the Game).

              1.13. "Game" shall mean any home video game designed for play on a specific Designated Consumer Game Platform which is an Atari Game and which has been released for commercial shipment in the normal course of business by (i) any member of the WMS Group, or (ii) by any licensee of the WMS Group on such Designated Consumer Game Platform in each case for sale in commercial quantities in the United States in the normal course of business, but excluding any such home video game with respect to which the Atari Group shall, prior to the date hereof, have granted rights (or any option, right of first refusal or negotiation or other ability to obtain rights which may be subsequently exercised) to any third party, including without limitation any sublicensee of the Atari Group, to manufacture, distribute or sell such home video game on such specific Designated Consumer Game Platform within the Licensed Territory, including any renewals or extensions thereof resulting from the exercise of previously granted rights. For purposes of this section, employees shall be deemed to include independent contractors who work a substantial portion of their time at the facilities of any member of the WMS Group. Set forth on a schedule to a letter dated the date hereof and signed by WMS and GTIS is a list of all material agreements known to WMS pursuant to which the Atari Group has, prior to the date hereof, granted rights to manufacture, distribute and sell such home video games on Designated Consumer Game Platforms within the Licensed Territory, but excluding any agreements pursuant to which the Atari Group has granted rights to home video games based on games which have heretofore been released for commercial shipment in the normal course of business by the Atari Group or by any sublicensee of the Atari Group as coin-operated video or pinball games or on any dedicated home video game platform or agreements pursuant to which the Atari Group has granted rights to any derivative or sequel to any such previously released coin-operated video, pinball or home video game. A home video game shall be deemed a separate Game with reference to the specific Designated Consumer Game Platform on which it has been designed for play.

              1.14. "Game Version", or version of a Game, or any similar phrase, whether or not capitalized, shall mean the version of a Game designed to play on a specific Designated Consumer Platform.

              1.15. "GTIS" shall mean GTIS or any affiliate of GTIS to whom any rights to exploit any Games granted hereunder may be sublicensed. An affiliate of GTIS shall refer to an entity, a majority of whose capital stock is owned directly or indirectly by GTIS or with respect to which during the term of this Agreement, GTIS, directly or indirectly, has the legal power without the consent of any third party to direct the manufacture, distribution or sale of Games.

              1.16. "GTIS Master Home Video Agreement" shall mean the GTIS Master Option and License Agreement (Home Video Games) dated March 31, 1995, as amended, among WMS, Williams Electronics Games, Inc., Midway Manufacturing Company, Williams Entertainment Inc. and GTIS.

              1.17. "GTIS Master PC Agreement" shall mean the GTIS Master Option and License Agreement dated December 28, 1994, as amended, among WMS, Williams Electronics Games, Inc., Midway Manufacturing Company, Williams Entertainment Inc. and GTIS.

              1.18. "Licensed Territory" shall have the meaning ascribed in Section 3.1 of the Atari Home Video Game Distribution and License Agreement.

              1.19.  "Marketing Area" shall have the meaning ascribed in
Section 3.3 of the Atari Home Video Game Distribution and License Agreement.

              1.20.  "Master Atari PC Agreement" shall mean the Master
Option and License Agreement for Atari PC Games being executed simultaneously herewith.

              1.21. "Master Disk" shall mean a CD-ROM disk or floppy disk, or any other stand alone device which may hereafter replace or supplant CD-ROM or floppy disks, containing the source code utilized by the Atari Group for an Accepted Game released or intended to be released in the United States.

              1.22. "Minimum Guaranteed Advance Royalty" shall have the meaning ascribed in Section 3 hereof.

              1.23. "New Game Acceptance Notice" shall have the meaning ascribed in Section 2.3 hereof.

              1.24. "New Game Option Notice" shall have the meaning ascribed in Section 2.3 hereof.

              1.25. "New Game Option Notice Date" shall have the meaning ascribed in Section 2.3 hereof.

              1.26. "North America" shall mean (a) the United States of America, its territories, possessions, and United States military installations worldwide, (b) Canada and (c) Mexico.

              1.27.  "Notice of Election" shall have the meaning ascribed in
Section 9 hereof.

              1.28. "Option Period" shall mean the period commencing on the Effective Date and ending on the earlier to occur of (i) the expiration date, including any extensions thereof, of GTIS' first option to acquire licenses pursuant to Section 2.1 of the GTIS Master Home Video Agreement, or (ii) the first date after the Effective Date on which an Early Termination Event occurs.

              1.29. "Pirate" shall mean an individual or entity which counterfeits a game or sells counterfeit games.

              1.30.  "Proposed Game" shall have the meaning ascribed in
Section 2.3 hereof.
              1.31. "Renewal Option Period" shall have the meaning ascribed in Section 2.1 hereof.
              1.32.  "Renewal Option Year" shall have the meaning ascribed in
Section 2.1 hereof.

              1.33.  "Stock Purchase Agreement" shall mean the Stock
Purchase Agreement dated February 23, 1996 between Warner Communications Inc. and WII pursuant to which Warner Communications Inc. has agreed to sell and WII has agreed to purchase all of the outstanding stock of AGC.

              1.34. "Weighted Average Gross Profits" shall have the meaning ascribed in Schedule "B" of the Atari Home Video Game Distribution and License Agreement.

              1.35. "WII" shall have the meaning ascribed in the first recital of this Agreement.

              1.36. "WMS Group" shall mean WMS, or any subsidiary, affiliate or other entity, a majority of whose capital stock is owned directly or indirectly by WMS or with respect to which during the term of this Agreement, WMS, directly or indirectly, has the legal power, without the consent of any third party, to direct the acquisition of rights to or exploitation of Games on Designated Consumer Game Platforms.

        2.    GRANT AND TERMINATION OF OPTION; Exercise of OPTION.
              ---------------------------------------------------

              2.1. Effective from and after the Effective Date, the Atari Group hereby grants to GTIS a first option to acquire a license, in the form of the Atari Home Video Game Distribution and License Agreement, to manufacture, distribute, sell, sublicense and subdistribute versions of the Games for use solely on specific Designated Consumer Game Platforms, with respect to Games which become Accepted Games during the Option Period, provided that such Games are actually released by the Atari Group or its licensees in the United States within twelve (12) months following the expiration of the Option Period.

         Royalties payable on sales of Accepted Games with respect to which GTIS has received a license or exercised an option to acquire a license during the Renewal Option Period shall be subject to increase, as of the commencement of the Renewal Option Period or any subsequent Renewal Option Year, to reflect increases in GTIS' Weighted Average Gross Profits as a percentage of GTIS' sales of Accepted Games during the Option Period or during the prior Renewal Option Year as provided in Schedule "B" to the Atari Home Video Game Distribution and License Agreement. Renewal Option Period and Renewal Option Year shall have the meanings ascribed to such terms in Section 2.1 of the GTIS Master Home Video Agreement.

              2.2. The Atari Group shall not grant a license to any third parties to manufacture, distribute and sell versions of a Game for use on any Designated Consumer Game Platform if such Game would be subject to GTIS' first option right to manufacture, distribute and sell versions of such Game on such Designated Consumer Game Platform, as specified in Section 2.1 hereof, until such time as GTIS shall have declined to acquire a license, or the option period specified in Sections 2.3 and 2.4 hereof, whichever is applicable, shall have expired, or the applicable Atari Home Video Game Distribution and License Agreement shall otherwise permit. GTIS understands, acknowledges and agrees that (a) on the Effective Date, the Atari Group's library of Games, projects in development and subsequent versions of Games may be subject to rights held by third parties, including affiliates of Warner Communications Inc. who are not members of the Atari Group; any license acquired by GTIS hereunder shall be subject to such third party rights, and the form of Atari Home Video Distribution and License Agreement will be deemed modified to the extent so required; (b) with respect to Games manufactured by the Atari Group under license from third parties, the rights granted by the Atari Group to GTIS (i) cannot exceed the rights obtained by the Atari Group with respect to such Games,
(ii) will be limited to the Licensed Territory, and (iii) are subject to all limitations imposed on the Atari Group by such third party licensors, including limitations on the Atari Group's right to sublicense or subdistribute, and the form of Atari Home Video Game Distribution and License Agreement will be deemed modified to the extent so required, (c) under certain circumstances the ownership of the Atari Group may revert to Warner Communications Inc. pursuant to the Stock Purchase Agreement and documents executed in connection therewith; and (d) although the Atari Group is developing Games in the normal course of business, the Atari Group is under no obligation to develop Games or to present any minimum number of Games to GTIS under this Agreement. GTIS shall be provided the opportunity to review all third party agreements existing on the Effective Date relating to Games with respect to which GTIS may acquire rights hereunder, subject to any applicable confidentiality provisions in such agreements.

              2.3. If the Atari Group has determined or shall determine to develop or acquire rights in a Game for play on a Designated Consumer Game Platform which the Atari Group intends to release in the United States during the Option Period or within twelve (12) months thereafter, including Games which were in the Atari Group library on the Effective Date but which are re-released with new copyright notices or other changes after the Effective Date, (a "Proposed Game"), the Atari Group shall notify GTIS in writing, as soon as practicable, with respect to such determination and shall furnish to GTIS any tentative development schedule for such Proposed Game. Such tentative development schedule shall be subject to change at any time and from time to time and the Atari Group reserves the right to abandon, suspend, or otherwise delay the development of such Proposed Game in its sole and absolute discretion, provided, however, that the Atari Group shall use reasonable efforts to keep GTIS apprised of material scheduling changes and/or the achievement of milestones in connection with the development of such Proposed Game. The Atari Group shall, as soon as practicable, notify GTIS in writing with respect to (a) the characteristics and method of play of such Proposed Game, (b) any material limitations or other terms and conditions which may affect the scope of the license which may be granted to GTIS (including copies of relevant contractual provisions where permitted), (c) the amount or method of determining third party fees and royalties payable in connection therewith, and (d) the date on which the Atari Group proposes to First Release the Proposed Game in the United States (the "New Game Option Notice"). The Atari Group shall use reasonable efforts to advise GTIS with respect to all of the information required to be included in the New Game Option Notice, as provided above, at least one hundred and twenty
(120) days prior to the proposed release date of the Proposed Game by the Atari Group in the

United States, provided, however, that GTIS acknowledges and agrees that such information may not then be available to the Atari Group and the Atari Group may not have fully determined or negotiated all material limitations or other terms and conditions which may affect the scope of the license or Third Party Fees and Royalties payable with respect thereto. The date of such New Game Option Notice is hereinafter referred to as the "New Game Option Notice Date." With respect to each Proposed Game as to which GTIS receives a New Game Option Notice, as hereinabove provided, GTIS shall have a period of sixty (60) days in which to notify AGC in writing that it either elects or declines to exercise its option to license the Proposed Game. A notice that GTIS elects to exercise its option to have the Proposed Game is referred to as a "New Game Acceptance Notice." Any New Game Acceptance Notice given by GTIS shall in all events be conditioned upon and subject to (i) the actual release of the Game by the Atari Group in the United States within twelve (12) months following the end of the Initial Option Period or any Renewal Option Year as those terms are defined in the GTIS Master Home Video Agreement and (ii) the prior release of coin-operated versions of the Game, if any, by the Atari Group no later than the end of the corresponding Initial Option Period or Renewal Option Year. As soon as practicable following receipt of (a) the New Game Acceptance Notice, and (b) notice from the Designated Consumer Game Platform manufacturer of its acceptance of the Proposed Game for sale in the United States, the Atari Group shall promptly furnish to GTIS a Master Disk with respect to such Game as well as one NTSC and one PAL version of such Master Disk. The Atari Group shall also furnish to GTIS, as soon as reasonably available, (i) the beta version of the Game, (ii) text files and the text that appears in bit map files, and printed copies of scripts used for audio components of CD-ROM versions of the Proposed Game, for purposes

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


of translating the Proposed Games into languages other than English (as contemplated in the Atari Home Video Game Distribution and License Agreement), and (iii) copies of artwork, instruction manuals, and other packaging, labeling and promotional materials to be used by the Atari Group with respect to such Proposed Game substantially in commercially reproducible form. Except as otherwise specifically provided below, GTIS shall be solely responsible for all costs and out of pocket expenses required to reprogram a Master Disk for use in connection with the sale of Accepted Games, including, without limitation, editorial changes or adaptions to local markets, changes required by all manufacturers of Designated Consumer Game Platforms and local rating boards or similar governmental agencies in the Licensed Territory. The Atari Group shall bear costs up to * Dollars for editorial changes per Accepted Game required by any German or European approval boards for modifications to Accepted Games, subject in all events to a maximum total required expenditure by the Atari Group during the Initial Option Period of * Dollars and * Dollars during each Renewal Option Year. GTIS and the Atari Group shall otherwise discuss in good faith any sharing of costs of other editorial changes, but the Atari Group shall in no event have any obligation to bear any additional costs of such editorial changes unless it shall specifically agree in writing with respect thereto. Although the Atari Group shall make reasonable efforts to advise GTIS with respect to the development schedule of a Proposed Game and the intended First Release date of such Proposed Game by the Atari Group in the United States, nothing herein shall be deemed to require the Atari Group to alter, amend, delay, or suspend its development schedule with respect to such Proposed Game, or its First Release date in the United States.

              2.4. Any Proposed Game or Game as to which GTIS has exercised its option and furnished to the Atari Group a New Game Acceptance Notice within the notice period specified in Section 2.3 above shall become an "Accepted Game" for purposes of this Agreement, provided that such Game shall have actually been released by the Atari Group in the United States within twelve (12) months following expiration of the Option Period, and provided further that coin-operated versions of the Game, if any, shall have previously been released by the Atari Group during the Option Period. With respect to each Accepted Game, GTIS and the member of the Atari Group which has released such Game shall enter into an Atari Home Video Game Distribution and License Agreement which shall be dated as of the date of the New Game Acceptance Notice. If either of such parties shall delay or wrongfully refuse to enter into an Atari Home Video Game Distribution and License Agreement with respect to any Accepted Game, then, in addition to any other rights of the non-defaulting party hereunder, at the option of the non-defaulting party, such Atari Home Video Game Distribution and License Agreement shall be deemed to have been entered into as of the date on which GTIS shall have exercised its option to acquire the license of such Accepted Game as provided herein. GTIS understands and agrees that it will have no rights whatsoever in respect of any Game which does not become an Accepted Game in accordance with the terms of this Agreement and for which an Atari Home Video Game Distribution and License Agreement is not duly executed (or deemed executed as provided above), and the Atari Group may exploit its rights in any Game which does not become an Accepted Game in any manner it sees fit, free and clear of this Agreement provided, however, that if GTIS shall fail or decline to accept a Proposed Game as provided in Section 2.3 above, and the Atari Group shall thereafter make material changes in the programming of the Game or in the amount of any Third Party Fees and Royalties payable with respect thereto, then the Atari Group shall furnish to GIIS a new New Game Option Notice with respect to such Game as so changed and GTIS shall thereafter have the right to accept such Game as changed in the manner provided in Section 2.3 above. The Atari Group shall also be entitled to exploit its rights with respect to any Game and to sell and distribute such Game, free and clear of this Agreement, in any Marketing Area with respect to which GTIS' right to sell and distribute such Game has been suspended or revoked (or has become non-exclusive) as provided in Section 2.7 below and Section 3.3 of any Atari Home Video Game Distribution and License Agreement, provided however, that if the Atari Group shall thereafter make material changes in the programming of such Game or in the amount of any Third Party Fees and Royalties payable with respect thereto, then the Atari Group shall furnish to GTIS a new New Game Option Notice with respect to such Game as so changed and GTIS shall thereafter have the right to accept such Game as changed in the manner provided in Section 2.3 above.

              2.5. GTIS acknowledges that the Atari Group manufactures and sells Games for many different entertainment platforms, including coin-operated games and home games of all types, and that any Games in respect of which GTIS obtains rights hereunder for exploitation on a specific Designated Consumer Game Platform may be developed by the Atari Group for other entertainment platforms, including other Designated Consumer Game Platforms, or for territories not included in the Licensed Territory and GTIS will have no rights therein.

              2.6. The Atari Group agrees to use commercial efforts, in its reasonable judgment, to acquire rights to exploit Games on Designated Consumer Game Platforms throughout the Licensed Territory when it acquires rights to exploit such Games in the United

States. Except to the extent that the Atari Group has heretofore granted rights (or any option, right of first refusal or negotiations or other ability to obtain rights which may be subsequently exercised) to manufacture, distribute or sell home video games on Designated Consumer Game Platforms within the Licensed Territory to any third party (including any renewals or extensions thereof resulting from the exercise of previously granted rights), if the Atari Group develops internally any coin-operated or home video game, then the Atari Group shall not license the right to use its computer software source code or object code for such coin-operated or home video game to any third party for the purpose of developing and/or marketing a Game for play on a Designated Consumer Game Platform in the Licensed Territory, unless the Atari Group shall have first offered to license such Game to GTIS as provided in this Agreement. With respect to Games in which the Atari Group acquires or intends to acquire from a third party rights to exploit such Games on Designated Consumer Game Platforms in the United States, but with respect to which the Atari Group is unable or unwilling to acquire rights to exploit such Games on Designated Consumer Game Platforms in the Licensed Territory based on the Atari Group's reasonable judgment that such rights are not available on commercially acceptable terms, or on terms which, in the Atari Group's judgment, would make it uneconomical for the Atari Group to acquire and license such rights to GTIS on the terms and conditions set forth herein and in the Atari Home Video Game Distribution and License Agreement, the Atari Group shall so advise GTIS and GTIS shall have the reasonable opportunity to consult with the Atari Group (and, in GTIS' discretion, to propose other licensing or cost sharing arrangements with respect to such Game) prior to the Atari Group's determination whether to accept or decline to accept such rights which shall be made in good faith.

              2.7. GTIS or its sublicensees shall actively commence marketing and selling an Accepted Game in reasonable commercial quantities in all Marketing Areas within the Licensed Territory within six (6) months following the date upon which the Atari Group shall have First Released such Accepted Game in the United States (the "Delivery Date"), provided however, that such six (6) month period shall be extended for a period of sixty (60) days in Marketing Areas, other than those designated as "Key Marketing Areas" on Schedule C annexed to the Atari Home Video Game Distribution and License Agreement, if GTIS shall have proposed a sublicensee to distribute Licensed Products in such Marketing Area and the Atari Group shall have withheld its approval of the sublicensee. If GTIS or its sublicensees shall have failed to commence actively marketing and selling an Accepted Game in any Marketing Area within the Licensed Territory within six (6) months following the Delivery Date with respect thereto, then the Atari Group shall have the right, in addition to any other rights which the Atari Group may have hereunder or under any Atari Home Video Game Distribution and License Agreement, upon thirty (30) days written notice to GTIS, to suspend and revoke GTIS' or its sublicensees' right to sell such Accepted Game in such Marketing Area or to declare such right henceforth to be non-exclusive, as the Atari Group shall determine. If GTIS or its sublicensees shall have failed to commence actively marketing and selling three (3) or more Accepted Games which have been designed for play on the same Designated Consumer Game Platform, in each case within six (6) months following the Delivery Date with respect thereto, in any Marketing Area within the Licensed Territory, then the Atari Group shall have the right, upon thirty (30) days written notice to GTIS, permanently to suspend and revoke GTIS' right to distribute and sell all future Accepted Games which have been designed for play on the same Designated

Consumer Game Platform in such Marketing Area and to exclude such Marketing Area from the Licensed Territory under all future Atari Home Video Game Distribution and License Agreements for Games which have been designed for play on such Designated Consumer Game Platforms. Notwithstanding the foregoing, however, GTIS or its sublicensees shall not be required to have actively commenced marketing and selling an Accepted Game in any Marketing Area if the specific Designated Consumer Game Platform on which such Accepted Game has been designed for play shall not regularly be sold at retail or otherwise not be generally available to consumers in such Marketing Area or if such Accepted Game is banned in the entire Marketing Area.

          For purposes of documenting compliance with this Section 2.7, GTIS shall submit a report, as of the date six (6) months following the Delivery Date, listing the Marketing Areas in which GTIS has not commenced actively marketing and selling an Accepted Game. Such report shall be sent to the Atari Group within forty-five (45) days after the end of said six (6) month period, and shall indicate the status for each Marketing Area listed (indicating the date of expected First Release and whether a sublicensee has been appointed). Such summary report shall be made in good faith, using the best available information as of the date the report is submitted.

              2.8. Royalties payable to AGC pursuant to Schedule B of the Atari Home Video Game Distribution and License Agreement are measured by the wholesale prices of Licensed Product. Accordingly, reasonably in advance of AGC's decision to enter into a developer contract and reasonably in advance of GTIS' initial release of the Licensed Product, GTIS shall advise AGC, at AGC's request, of GTIS' expected pricing strategy and the reasons therefor. Nothing herein shall be deemed to restrict GTIS' freedom in selecting wholesale sales prices it considers appropriate, which shall be in GTIS' sole discretion.

              2.9. Anything in this Agreement to the contrary notwithstanding, with respect to any Games currently under development by the Atari Group for which the Atari Group has heretofore made development advances and as to which the Atari Group has the right to grant licenses to GTIS to manufacture, distribute and sell versions of the Game for use on one or more Designated Consumer Game Platforms, if GTIS does not exercise its first option within the time periods or in the manner set forth in Section 2.3 of this Agreement, GTIS shall not have any subsequent rights with respect to such Game, including rights under Section 2.4, even if the Atari Group makes material changes in programming of the Game or in the amount of any Third Parties Fees and Royalties.

              2.10. If, under Section 2.1 of any Atari Home Video Game Distribution and License Agreement entered into under this Agreement, Licensor has granted written approval (which shall not be unreasonably withheld) to Licensee of a sublicensee for the Licensed Property, such approval shall apply to the sublicensing by that sublicensee of all Licensed Properties licensed to Licensee under Atari Home Video Game Distribution and License Agreements entered into under this Agreement, subject to the following: (i) the sublicense agreements shall contain provisions with respect to quality of Licensed Product, trademarks, copyrights, materials, other intellectual property rights, rights of additional sublicensing or assignment, termination rights, confidentiality, accounting, auditing, reporting and payment procedures in form agreed to by GTIS and WMS, and the form as so agreed to may be used by all approved sublicensees described in clause (iii) below; provided that if such

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


form is not so used, any other form to be used shall be subject to prior approval as provided in this subsection (i); (ii) no such blanket approval shall be deemed given with respect to Licensed Properties as to which approval requirements imposed by third parties, such as the NFL and NBA, apply, (iii) if the sublicense is for a Marketing Area other than those designated as Key Marketing Areas in such Atari Home Video Game Distribution and License Agreement and if the expected sales volume in such Marketing Area, in GTIS, good faith judgment, is an average of * units or less per SKU per year, Licensee will not be required to obtain Licensor's prior written approval of the terms of such license but Licensee will be required to provide a copy of each sublicense to Licensor within ten (10) Business Days after GTIS enters into such sublicense; and (iv) if the Marketing Area is designated as a Key Marketing Area or if, in GTIS' good faith judgment, the expected sales volume for such Marketing Area is more than an average of * units per SKU per year, Licensee will be required to obtain Licensor's prior written approval, which Licensor will not unreasonably withhold, of the terms of a sublicense for such Marketing Area even if the identity of the sublicensee has been previously approved; provided, however, if a sublicense is for multiple platforms and multiple games, the approval of the sublicense will be deemed to be approval for all Games distributed under that sublicense (subject to clause (ii)). Anything to the contrary notwithstanding,
(x) if a previously approved sublicensee becomes an Exporter (as such term is defined in Exhibit A to the Atari Home Video Game Distribution Agreement) or a Pirate, Licensee will immediately upon becoming aware thereof notify Licensor of the identity of such Exporter or Pirate and as soon as practicable terminate the sublicense upon request by Licensor, and (y) Licensor and Licensee will review every two years the identity of sublicensees, and those sublicensees who previously received

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


blanket approval as provided in the first sentence of this Section and who are no longer considered acceptable by Licensor, in the exercise of Licensors' reasonable judgment, will no longer have such blanket approval and will be subject to Licensor's prior approval with respect to all future sublicenses in accordance with the approval procedures set forth above. Licensee shall use all reasonable efforts to cause each agreement with its sublicensees to permit Licensee to terminate such agreement immediately if such sublicensee shall be or become an Exporter or a Pirate.

        3.    MINIMUM GUARANTEED ADVANCE ROYALTY. In consideration for both the
              ----------------------------------
option granted herein and in the Master Atari PC Agreement and as a guaranteed advance royalty, GTIS is paying to WMS the aggregate sum of * Dollars ("Minimum Guaranteed Advance Royalty") in the manner provided in the Master Atari PC Agreement.

        4.    REPRESENTATIONS AND WARRANTIES OF WMS.  WMS represents and
              -------------------------------------
warrants that this Agreement has been duly authorized, executed and delivered by WMS; WMS has the full power and authority to enter into this Agreement and to perform its obligations hereunder and this Agreement constitutes the valid and binding obligation of WMS, enforceable in accordance with its terms, and the making of this Agreement by WMS does not violate or conflict with any agreement, right or obligation existing between WMS and any other person, firm or corporation.

        5.    REPRESENTATIONS-AND WARRANTIES OF GTIS.  GTIS represents and
              --------------------------------------
warrants that this Agreement has been duly authorized, executed and delivered by GIIS; GTIS has the full power and authority to enter into this Agreement and to perform its obligations hereunder and this Agreement constitutes the valid and binding obligation of GTIS enforceable in accordance with its terms; and the making of this Agreement by GTIS does not violate or conflict with any agreement, right or obligation existing between GTIS and any other person, firm or corporation.

        6.    CONFIDENTIAL INFORMATION.  GTIS shall keep in confidence and not
              ------------------------
disclose or make available to any third party, without the written permission of AGC, the terms of this Agreement and the proprietary information of the Atari Group made known to it under this Agreement, including without limitation any information with respect to Proposed Games prior to the date on which they are First Released and any Master Disk or version thereof. Likewise, WMS and the Atari Group shall keep in confidence and not disclose to any third party, without the written permission of GTIS, the terms of this Agreement and the proprietary information of GTIS made known to it under this Agreement. This requirement of confidentiality shall not apply to information that is (a) permitted to be disclosed under an Atari Home Video Game Distribution and License Agreement; (b) in the public domain through no wrongful act of the receiving party; (c) rightfully received by the receiving party from a third party who is not bound by a restriction of nondisclosure; (d) already in the receiving party's possession without restriction as to disclosure; or (e) is required to be disclosed by applicable rules and regulations of government agencies or judicial bodies. WMS or GTIS shall not issue any press release or other public or trade announcement with respect to the transactions contemplated by this Agreement unless the issuing party shall have first consulted with the other with respect thereto and obtained the other's prior written approval therefor, which approval will not be unreasonably withheld or delayed. The obligations of confidentiality under this Section 6 shall survive termination of this Agreement and either party shall be entitled to seek injunctive or equitable relief to prevent the breach or threatened breach by the other of the provisions of this Section and to secure its enforcement. With respect to this Agreement and all Atari Home Computer Software Distribution and License Agreements entered into in connection therewith, each of the AGC Group and GTIS agree to use reasonable efforts to ensure that either of them may disclose the proprietary information of the other (including, without limitation, the software source code and tools relating to any Game) only to those persons within their organizations who have a need to know such information in order to perform its obligations under this Agreement and the Home Video Game Distribution and License Agreements and any such disclosure shall be limited to the information which needs to be known. Further, neither the AGC Group nor GTIS shall use any such proprietary information for purposes other than the performance of its obligations under this Agreement and the Home Video Game Distribution and License Agreements.

        7.    NOTICES. Any notice, consent, approval, request, waiver or
              -------
statement to be given, made or provided for under this Agreement shall be in writing and deemed to have been duly given (a) by its delivery personally or by express mail; or (b) five (5) days after its being mailed, air express, registered or certified, return receipt requested, in a U.S. Post office addressed as follows:

        To GTIS:

        GT Interactive Software Corp.
        16 East 40th Street
        New York, New York 10016
        Attention: Mr. Ron Chaimowitz, President
        Telephone Number: (212) 726-6508
        Facsimile Number: (212) 679-6850

        With a copy to:

        GT Interactive Software Corp.
        16 East 40th Street
        New York, New York 10016
        Attention: Mr. Harry Rubin
        Telephone Number: (212) 726-6523
        Facsimile Number: (212) 679-6850

        With a copy to:

        GT Interactive Software Corp.
        16 East 40th Street
        New York, New York 10016
        Attention:  Alan Behr, Esq.
        Telephone  Number: (212) 726-6500
        Facsimile  Number: (212) 679-6850


        To WMS:

        WMS Industries Inc.
        3401 North California Avenue
        Chicago, Illinois 60618
        Attention:  Mr. Neil D. Nicastro, President
        Telephone  Number: (312) 728-2300
        Facsimile  Number: (312) 539-2099

        With a copy to:

        Williams Entertainment Inc.
        1800 South Business 45
        Corsicana, Texas 75110
        Attention: Mr. Byron Cook
        Telephone Number: (903) 874-2683
        Facsimile Number: (903) 872-8000

        With a copy to:

        Jeffrey N. Siegel, Esq.
        Shack & Siegel, P.C.
        530 Fifth Avenue
        New York, New York 10036
        Telephone Number: (212) 782-0700
        Facsimile Number: (212) 730-1964


or such other address as either party may designate by notice given as aforesaid.

         8.   DEFAULT. In the event that GTIS shall default in any of its
              -------
material obligations hereunder or under any Atari Home Video Game Distribution and License Agreement and the Atari Group or WMS has provided notice of such default in accordance with the provisions of Section 7 hereof, if GTIS has not cured such default within fifteen (15) days of such notice, or within the grace periods provided in the Atari Home Video Game Distribution and License Agreement in respect of payments thereunder, then, in addition to all other rights and remedies of the Atari Group or WMS at law or in equity, at the option of the Atari Group or WMS, all rights granted to GTIS under Section 2 of this Agreement shall be deemed terminated and shall revert to the Atari Group, provided it is understood that notwithstanding such termination, the Atari Home Video Game Distribution and License Agreements with respect to Accepted Games which were deemed entered into prior to such termination, and which are not in default, shall remain in full force and effect. No such termination shall in any way affect or diminish WMS' rights hereunder, including the right of WMS to receive the Minimum Guaranteed Advance Royalty. Anything herein to the contrary notwithstanding, the rights granted to GTIS under Section 2 of this Agreement shall not be affected by an alleged default by Licensee under an Atari Home Video Game Distribution and License Agreement resulting from a bona fide dispute between Licensor and Licensee provided that Licensee pays all undisputed amounts to Licensor and all disputed amounts are paid into a bona fide third party escrow account.

         9.   OTHER TERMINATION. Anything in this Agreement to the contrary
              -----------------
notwithstanding, if pursuant to Section 10 of the GTIS Master Home Video Agreement, WMS elects to terminate all rights granted to GIIS under Section 2 of the GTIS Master Home Video Agreement (a "Notice of Election"), WMS must also terminate all rights granted to GTIS under Section 2 of this Agreement; provided that, notwithstanding such termination, all Atari Home Video Game Distribution and License Agreements with respect to Accepted Games which were deemed entered into prior to such termination, and which are not in default, shall remain in full force and effect. Within thirty (30) days following the date on which WMS shall issue a Notice of Election, WMS shall pay to GTIS an amount equal to any then unrecouped portion of the Minimum Guaranteed Advance Royalty which has theretofore been paid to WMS under this Agreement and the Master Atari PC Agreement, together with interest thereon at the prime rate designated by Citibank, N.A. calculated from the date paid. No termination by WMS of GTIS' rights to continue to acquire licenses with respect to Games pursuant to the provisions hereof shall in any way affect or diminish any rights of WMS or the Atari Group hereunder, or the Atari Group's right to continue to receive Royalties under any Atari Home Video Game Distribution and License Agreement which remains in effect, except that GTIS shall not be entitled to any further recoupment of the Minimum Guaranteed Advance Royalty.

         10.  NON-SOLICITATION.
              ----------------

During the Option Period and for a further period of two (2) years thereafter, neither GTIS nor the Atari Group shall, for itself or on behalf of any other person, partnership, corporation or entity, directly or indirectly, or by action in concert with others (a) solicit, induce, or encourage any person to terminate his or her employment or other contractual relationship with the other party or any of its affiliates, or (b) solicit, induce, or encourage any designer, developer, salesperson or other person known to have a contractual relationship with the other party to discontinue, terminate, cancel or refrain from entering into any design, development, sales or other contractual relationship with the other party or any of its affiliates. Each party agrees that the parties hereto shall be entitled to injunctive or other equitable relief to prevent the breach or threatened breach by it of the provisions of this section and to secure its enforcement.

         11.  STOCK PURCHASE AGREEMENT CONDITIONS. This Agreement shall
              -----------------------------------
become effective on the Effective Date and shall be null and void and of no force and effect if the Effective Date shall not have occurred by June 30, 1996. On the Effective Date, WMS shall cause AGC to execute an instrument of assumption, whereby AGC shall assume all of the obligations of AGC and the Atari Group referred to in this Agreement. Notwithstanding such assumption by AGC, WMS shall remain liable for the obligations of AGC under this Agreement so long as an Early Termination Event shall not have occurred.

         12.  MISCELLANEOUS.
              -------------

              12.1. This Agreement is personal to GTIS as one party and WMS as the other party. Neither this Agreement nor any party's rights under it may be assigned, in whole or in part, nor may its obligations be delegated, in whole or in part, to any person or party without the prior written consent of the other party, except that any party may assign its rights and delegate obligations to any of its direct or indirect wholly-owned subsidiaries or affiliates or to any person, firm or corporation owning or acquiring all or substantially all of the stock or assets of that party, as long as both the assignee and the assignor remain fully liable for assignor's obligations hereunder. After the Effective Date, in connection with any Early Termination Event, WMS and AGC shall obtain the assumption by the purchaser or transferee of all covenants, obligations and duties undertaken by the seller pursuant to the terms of this Agreement, including its obligations with respect to Games and the intellectual property from which they are derived. This Agreement shall bind the parties, their successors and permitted assignees and delegees. WMS, as one party, and GTIS, as the other party, are each jointly and severally liable for their respective obligations under the terms of this Agreement.

              12.2. The entire understanding between the parties hereto relating to the subject matter hereof is contained herein. This Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by the parties hereto.

              12.3. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and no waiver shall be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof.

              12.4. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between WMS and GTIS, and neither WMS nor GTIS shall have any right to obligate or bind the other in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

              12.5. This Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be wholly performed in the State of Illinois.

              12.6. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, either such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties, or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

              12.7. This Agreement may be executed in counterparts each of which shall be deemed an original and when taken together shall be deemed one and the same document.

              12.8. In the event of conflicts between the provisions of this Agreement and the Atari Home Video Game Distribution and License Agreement, the provisions of this Agreement shall prevail.

         IN WITNESS OF, the parties have executed this Agreement as of the day and year first above written.


                                        WMS INDUSTRIES INC.

                                        By:  /s/ NEIL NICASTRO
                                            ---------------------------------
                                                 Neil Nicastro


                                        GT INTERACTIVE SOFTWARE CORP.

                                        By:  /s/ RONALD CHAIMOWITZ
                                            ---------------------------------
                                                 Ronald Chaimowitz

                                   EXHIBIT A
                                   ---------


                                HOME VIDEO GAME
                                ---------------
              DISTRIBUTION AND LICENSE AGREEMENT FOR ATARI GAMES
              --------------------------------------------------


        AGREEMENT  made this _____________ day of ______________ 199__, by and between GT INTERACTIVE SOFTWARE CORP., a Delaware corporation with offices at 16 East 40th Street, New York, New York 10016 (herein called "Licensee") and ATARI GAMES CORPORATION, a California corporation with offices at _____________ (herein called "Licensor").

                             W I T N E S S E T H:
                             - - - - - - - - - -

    WHEREAS, Licensor owns or controls the right to manufacture, sell and distribute Home Video Games (as hereinafter defined) containing the Licensed Property (as hereinafter defined) in the Licensed Territory (as hereinafter defined); and

    WHEREAS, WMS industries Inc., the parent of Licensor, and Licensee are parties to the Master Atari Home Video Agreement (as hereinafter defined) pursuant to which Licensee has exercised its right and option to acquire a license to manufacture, distribute and sell Home Video Games embodying the Licensed Property in the Licensed Territory;

NOW, THEREFORE, the parties hereto agree as follows:

        1.    DEFINITIONS.
              ------------

              1.1. "Alternative Royalty" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.2. "Cartridge-Based Product" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.3. "Cartridge Margin" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.4. "Computer Software" or "Software" shall mean computer software in the form of a cartridge, CD-ROM disk or other device containing substantially full and complete computer game code, including the source code, the assembly code, the object code and such data files and other files as are necessary for the Licensed Product to achieve its functional purpose, whereby data and visual images, with or without sound, can be manipulated, communicated, reproduced or perceived with the aid of a Designated Consumer Game Platform.

              1.5.   "Delivery Date" shall have the meaning ascribed in
Section 1.7 of the Master Atari Home Video Agreement.

              1.6. "Designated Consumer Game Platform" shall have the meaning ascribed in Section 1.8 of the Master Atari Home Video Agreement.

              1.7. "Exporter" shall have the meaning ascribed in Section 3.3 hereof.

              1.8. "First Foreign Sale" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.9. "First Release" or "First Released" shall have the meaning ascribed in Section 1.11 of the Master Atari Home Video Agreement.

              1.10. "Front-line" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.11.  "Full Price" shall have the meaning ascribed in Section
1.12 of the Master Atari Home Video Agreement.

              1.12. "Game" shall have the meaning ascribed in Section 1.13 of the Master Atari Home Video Agreement.

              1.13. "Home Video Game" shall mean Computer Software designed to operate solely on a specific Designated Consumer Game Platform.

              1.14.  "Late Charge" shall have the meaning ascribed in
Section 6.5 hereof.

              1.15.  "Late Report" shall have the meaning ascribed in
Section 6.5 hereof.

              1.16. "Licensed Products" shall mean Home Video Games embodying the Licensed Property.

              1.17. "Licensed Property" shall mean the intellectual property, game concepts, descriptions, characteristics and method of play described in the New Game Option Notice and/or on Schedule A and embodied in the "Licensed Products."

              1.18.  "Licensed Territory" shall have the meaning ascribed in
Section 3.1 hereof.

              1.19.  "Marketing Area" shall have the meaning ascribed in
Section 3.4 hereof.

              1.20.  "Master Atari Home Video Agreement" shall mean the
Master Option and License Agreement for Atari Home Video Games dated March 27, 1996, between Licensee and WMS Industries Inc.

              1.21.  "Master Disk" shall have the meaning ascribed in
Section 1.21 of the Master Atari Home Video Agreement.

              1.22. "Minimum Guaranteed Advance Royalty" shall have the meaning ascribed in Section 3 of the Master Atari Home Video Agreement.

              1.23. "Net Wholesale Sales Price" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.24. "New Game Option Notice" shall have the meaning ascribed in Section 2.3 of the Master Atari Home Video Agreement.

              1.25.  "Option Period" shall have the meaning ascribed in
Section 1.28 of the Master Atari Home Video Agreement.

              1.26. "Other Atari Home Video Game Distribution and License Agreements" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.27. "Recoupable Amount" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.28. "Renewal Option Period" shall have the meaning ascribed in Section 2.1 of the Master Atari Home Video Agreement.

              1.29.  "Renewal Option Year" shall have the meaning ascribed in
Section 2.1 of the Master, Atari Home Video Agreement.

              1.30. "Royalty" shall have the meaning ascribed in Schedule "B" annexed hereto.

              1.31.  "Royalty Period" shall have the meaning ascribed in Section
6.1 hereof.

              1.32. "Term of this Agreement" or "period of this Agreement" or "term hereof" or "so long as this Agreement remains in force" or words of similar connotation shall include the initial period of this Agreement and the period of all renewals, extensions, substitutions or replacements of this Agreement.

              1.33. "Third Party Fees and Royalties" shall mean all fees, royalties and other participations of any kind or nature payable by Licensor to any third party, including developers, licensors and others having rights in connection with the exploitation of the Licensed Products. There shall be excluded from the term "Third Party Fees and Royalties" as used herein
(a) any fees or royalties payable to employees or consultants by Licensor or its affiliates with respect to the development of the Licensed Product in house; and
(b) advances paid to any third party having rights in connection with the exploitation of the Licensed Products (other than persons referred to in clause
(a)), provided, however, that if such advances are recoupable by Licensor or its affiliates from future royalties payable to such third party, then Third Party Fees and Royalties shall include such royalties which would otherwise be payable to such third party were it not for such right of recoupment.

              1.34. "Weighted Average Gross Profits" shall have the meaning ascribed in Schedule "B" annexed hereto.

         Capitalized terms used, but not defined herein, shall have the meaning ascribed to such terms in the Master Atari Home Video Agreement.

         2.   GRANT OF LICENSE.
              ----------------

              2.1. Licensor hereby grants and Licensee hereby accepts, for the term of this Agreement and subject to the terms hereinafter set forth, the exclusive license to manufacture, distribute, subdistribute and sell the Licensed Products in the Licensed Territory. Licensee shall have the right to sublicense any of the rights granted to Licensee hereunder to affiliates of GTIS, as such term is defined in Section 1.15 of the Master Atari Home Video Agreement, and, with Licensor's prior written consent, which consent shall not be unreasonably withheld or delayed, to unaffiliated third parties. Without limiting the generality of the foregoing, Licensor shall not unreasonably withhold or delay its consent to proposals by Licensee to sublicense its rights hereunder to third party dedicated home video game hardware platform manufacturers for the purpose of "bundling" the Licensed Products together with such hardware products for distribution only within the Licensed Territory. Licensee shall not have the right to sublicense its rights hereunder (and Licensor may withhold its consent to any proposed sublicense) to any third party for the purpose of distributing, or to any third party who Licensee knows or could reasonably expect intends to sell or distribute, the Licensed Products outside of the Licensed Territory. Licensor may also withhold its consent to any proposed sublicense arrangement, if as a result thereof, it can be reasonably anticipated that Royalties which may become payable to Licensor on account of sales of Licensed Products in the Marketing Areas designated as "Key Marketing Areas" on Schedule C will be less than if such

Licensed Products were sold directly by Licensee. It is understood that the term "Licensed Products" does not include Computer Software designed for play on
(a) the Atari Jaguar(R) system, the 3D-08(R) system, and their respective successors (including any enhancements, improvements or updates), except only to the extent that Licensor or any of its affiliates shall itself (and not through any Licensee or sublicensee) actually release the Licensed Products for commercial sale in the ordinary course of business on such hardware platforms in the United States; (b) any multipurpose home or personal computer systems; or
(c) any other medium of exploitation, including handheld games, Computer Software playable on dedicated home video game hardware having a microprocessor of less than 32 bit capacity (excluding SNES and Sega Genesis), over the air, cable or fiber optic transmission, other than Designated Consumer Game Platforms; all of which remain the sole property of Licensor. No license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used as premiums, in combination sales, as giveaways or to be disposed of under similar methods of merchandising, except only that Licensee shall have the right, subject to rights of third parties in the Licensed Property, to distribute Licensed Products as premiums, combination sales or giveaways solely
(i) subject to Licensor's consent, which shall not unreasonably be withheld or delayed, in connection with the sale and distribution of other Home Video Games licensed to Licensee by Licensor or its affiliates under Other Atari Home Video Game Distribution and License Agreements, and (ii) with respect to free or promotional goods in the quantities set forth on Schedule "B" annexed hereto.

              2.2. This license does not include any rights to subsequent versions of the Licensed Property (so-called "sequels" or "derivatives"), such rights being retained by Licensor, except as the same are otherwise required to be offered to Licensee under the Master Atari Home Video Agreement.

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


        3.    Licensed Territory.
              ------------------

              3.1. Licensee shall be entitled to manufacture, distribute and sell the Licensed Products in all countries throughout the world, except (a) the United States of America, its territories, possessions and United States military installations worldwide; Canada; Mexico; and Japan; and (b) countries or locations which are excluded under the terms of any license agreement between Licensor and any third party having rights to the Licensed Property. The territory in which Licensee shall be entitled to manufacture, sell and distribute the Licensed Products as specified above is herein referred to as the "Licensed Territory."

              [If this is a game license for T-Mek for Sony PSX; Primal Rage for Sega Saturn; or Return Fire for Sony PSX or Sega Saturn, then Licensee shall have rights to a share of the profits from the distribution of these games in Market Areas excluded under (b) above, but for which Licensor will receive income under distribution agreements existing as of the Effective Date. For these agreements, Licensor shall pay to Licensee an amount equal to * of the proceeds received by Licensor from such sublicensee after deducting (i) an amount equal to all Third Party Fees and Royalties, (ii) an amount equal to the payment required to Warner Communications Inc. as a result of this income, and
(iii) in the case of sublicencees to whom Licensor supplies the Licensed Product, Licensor's direct manufacturing and shipping costs. The remaining income shall remain with Licensor and not be paid to Licensee as Recoupable Amounts.]

              3.2. After the end of the Japan Territory Period, as defined in the letter between WMS Industries Inc. and Licensee dated March 27, 1996 captioned, "Japan Territory," Licensor shall have the exclusive right to license any of its rights in Japan to third parties, subject to Licensee's prior written consent, which consent shall not be unreasonably withheld or delayed. With respect to the exploitation by Licensor of the Licensed Property in Japan, Licensee shall be entitled to share in * of the net profits (as calculated in Section 2.1 of

Exhibit A attached to the Master Option and License Agreement for Atari PC Games dated March 27, 1996) derived by Licensor from its sale of Licensed Products in Japan. Licensor shall account and pay over to Licensee, not less frequently than quarterly, Licensee's share of net profits from the sale by Licensor of Licensed Products in Japan.

              3.3. Licensor shall have the exclusive right to license to third parties or otherwise exploit for its own account any of its rights with respect to the Licensed Property outside of the Licensed Territory (and in any portion of the Licensed Territory in which Licensee's right to distribute Licensed Products have been revoked, suspended, or declared nonexclusive in accordance with Section 3.4 below), and Licensee shall not manufacture, distribute or sell any Licensed Products or otherwise exploit the Licensed Property directly or indirectly in any area other than the Licensed Territory. Without limiting the generality of the foregoing, Licensee shall not at any time sublicense, distribute or sell any Licensed Products to any distributor or customer who Licensee knows or could reasonably expect, based on objective evidence, intends to resell or export the Licensed Products outside of the Licensed Territory. Licensor shall similarly not at any time license, distribute or sell any Licensed Products to any licensee, distributor or customer who Licensor knows or could reasonably expect, based on objective evidence, intends to resell or export the Licensed Products within the Licensed Territory. A licensee, sublicensee, distributor or customer who wrongfully resells or exports Licensed Products from the Licensed Territory to North America or Japan, or from North America or Japan to the Licensed Territory, is referred to as an "Exporter." Licensor and Licensee shall have the right, in addition to any other rights which they may have hereunder, to require the other to terminate any license, distribution agreement or arrangement with any such Exporter who is wrongfully distributing Licensed Products in violation of the rights of the other party. Licensor shall also have the right to delay for a period up to three (3) months the introduction of any new Licensed Products into any country in which such Exporter may be located or is operating.

              3.4. Licensee shall actively commence marketing and selling the Licensed Products within the Licensed Territory in reasonable commercial quantities within six (6) months following the Delivery Date, provided however, that such six (6) month period shall be extended for a period of sixty (60) days in Marketing Areas, other than those designated as "Key Marketing Areas" on Schedule C annexed hereto if (a) Licensee shall have proposed a sublicensee to distribute Licensed Products in such Marketing Area and the Licensor shall have withheld its approval of the sublicensee or (b) if Licensee shall have exercised its right, pursuant to Section 3.3 above, to delay the introduction of new Licensed Products into any country within the Marketing Area by reason of the location or operation of an Exporter in such Marketing Area. If Licensee shall fail to have commenced actively marketing and selling the Licensed Products in any country or in any related group of countries as described on Schedule "C" annexed hereto, (a "Marketing Area") within the Licensed Territory within six
(6) months following the Delivery Date with respect thereto, then the Licensor shall have the right, in addition to any other rights which Licensor may have hereunder, upon thirty (30) days prior written notice to Licensee, to suspend or revoke Licensee's right to sell the Licensed Products in such Marketing Area or to declare such right henceforth to be nonexclusive, as Licensor shall determine. Notwithstanding the foregoing, however, Licensee shall not be required to have actively commenced marketing and selling a Licensed Product in any Marketing Area if the specific Designated Consumer Game Platform on which such Licensed Product has been designed for play shall not regularly be sold at retail or otherwise not be generally available to consumers in such Marketing Area or if the Licensed Product is banned in the entire Marketing Area.

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


              3.5. For purposes of documenting compliance with Section 3.4 above, Licensee shall submit a report, as of the date six (6) months following the Delivery Date, listing the Marketing Areas in which Licensee has not commenced actively marketing and selling an Accepted Game. Such report shall be sent to Licensor within forty-five (45) days after the end of said six (6) month period, and shall indicate the status for each Marketing Area listed (indicating the date that marketing and selling is expected to begin and whether a sublicensee has been appointed or will be replaced). Such summary report shall be made in good faith, using the best available information as of the date the report is submitted.

        4.    TERM.
              -----
              The license granted hereunder shall be effective on the date hereof and shall terminate on the earlier of (a) five (5) years from the date hereof, or (b) upon termination of Licensor's rights obtained from third parties, unless sooner terminated in accordance with the terms and conditions hereof; provided, however, that subject to the earlier termination of Licensor's
        --------  -------
rights obtained from third parties, the license term shall be deemed extended for up to two (2) additional one (1) year renewal terms, if during the immediately preceding year, sales of Licensed Products in the Licensed Territory shall have amounted to at least * units. If Licensee's sales of Licensed Products in the Licensed Territory during the first of such additional one-year renewal term shall be less than * units, Licensee may pay to Licensor an amount equal to * Dollars per unit multiplied by the number of units less than * sold by Licensee during such year to make up the shortfall and the license term shall then be extended for the remaining renewal year.

        5.    CONSIDERATION.
              -------------

              Licensee shall pay Licensor, with respect to sales throughout the Licensed Territory of the Licensed Products, a Royalty as specified in Schedule "B" annexed hereto on each unit of Licensed Product sold.

        6.    ACCOUNTINGS.
              -----------

              6.1. Licensee agrees to forward to Licensor at Licensor's address set forth in Section 17, within forty-five (45) days after the end of each calendar quarter (a "Royalty Period"), commencing with the first calendar quarter during which any unit of the Licensed Product is sold, a report of the number of units of the Licensed Products sold within such Royalty Period and a calculation, in reasonable detail and reported separately by Marketing Area, of the Royalty, including any Alternative Royalty, due on account of the sale of such units in accordance with Section 6.3 below and Schedule "B" annexed hereto, and any recoupment of the Minimum Guaranteed Advance Royalty claimed in accordance with Schedule "B" annexed hereto and Section 3 of the Master Atari Home Video Agreement. Such report shall also include a cumulative reconciliation of the number of units of Licensed Products produced by Licensee to the number of units on hand. Licensee agrees that accompanying each such report shall be payment, in United States funds, of the Royalties due to Licensor, if any, in respect of such Royalty Period in excess of any permitted recoupment. Royalties calculated in foreign currencies shall be converted to United States currency at the spot rate of exchange published in the Wall Street Journal as of the last day of the Royalty Period. Such reports shall be required to be submitted with respect to sales and distributions of the Licensed Product whether or not any amounts are due under the terms hereof.

              6.2. Licensee agrees to keep accurate books of account and records with respect to the Licensed Products, covering all sales, purchases and inventories of Licensed Products and all Royalties due under this Agreement, at Licensee's offices (or the offices of Licensee's affiliates) and to permit (or procure the right for) Licensor at its own expense to have accounting professionals (which may include Licensor's employees who have accounting degrees) inspect such books of account and records of Licensee or its sublicensees during reasonable business hours (but not during the first three
(3) weeks of a calendar quarter), upon

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


prior reasonable written notice, for the sole purpose of verifying the reports to be provided hereunder. Such inspections, together with inspections of Licensee's books of account and records pertaining to other Home Video Games licensed to Licensee by Licensor or its affiliates under Other Atari Home Video Game Distribution and License Agreements, shall occur no more frequently than twice during any twelve (12) month period for each of the Licensee's offices. Licensor's inspectors shall not be physically present in a specific office of Licensee for more than ten (10) consecutive business days in connection with any such inspection, provided that Licensee shall have supplied all requested information and documentation and responded to questions on a reasonably prompt basis. Licensee shall promptly furnish to Licensor copies of any report which Licensee may produce as the result of any audit by Licensee of the books of account and records of any sublicensee of Licensee. Licensor shall keep any information obtained from any such inspections in confidence and shall require that its accounting professionals do so as well. Licensee's books relating to any particular Royalty statement may be examined as aforesaid only within two
(2) years after the date rendered and Licensee shall have no obligation to permit Licensor to so examine such books relating to any particular Royalty statement more than once for any one statement, unless in connection with a civil action filed by Licensor against Licensee in connection with such statement. In the event that any audit by Licensor's accounting professionals reveals that Licensee has underpaid Licensor by an aggregate of * or more with respect to the specific Royalty statements which are the subject of such audit, Licensee agrees that it shall also reimburse Licensor for the reasonable documented costs for any such audit (including traveling costs) up to the amount of the shortfall.

              6.3. Royalties shall be paid on * of products sold by Licensee's point of sale ("POS") customers, less actual returns. With respect to shipments to non-POS customers, not less than * of the shipment shall be

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


deemed a sale for Royalty purposes on the date of shipment. Not less than * of the balance of the shipment, less actual returns, shall be deemed a sale for Royalty purposes six (6) months following the date of shipment, and the balance of such shipment, less actual returns not already counted, shall be deemed a sale for Royalty purposes twelve (12) months following the date of shipment. As used herein, POS customers mean those customers who report actual sales by selection number to Licensee via computer and scan their sales by UPC codes at cash registers.

              6.4. Licensor shall permit Licensee, at Licensee's own expense, to have an independent certified public accountant inspect Licensor's books and records with respect to the payment by Licensor of Third Party Fees and Royalties in connection with the Licensed Products, during reasonable hours, upon prior reasonable written notice and subject to such confidentiality requirements (including the execution of appropriate confidentiality agreements) as Licensor may require, for the sole purpose of verifying payment and calculation by Licensor of such Third Party Fees and Royalties. Licensor's books and records may be examined by Licensee's representatives not more frequently than twice in any twelve-month period and Licensee and Licensor shall otherwise have substantially the same rights as provided to the other under
Section 6.2 above.

              6.5. Licensee recognizes that the timely submission of all reports required to be submitted to Licensor pursuant to Section 6.1 hereof is critical for Licensor to maintain good relations with its third party licensors as well as for Licensor's own financial reporting requirements. Therefore, in addition to any other rights and remedies of Licensor, if Licensee shall be late by more than five (5) business days with respect to any report and/or Royalty payment required to be submitted to Licensor pursuant to Section 6.1 hereof (a "Late Report"), then Licensee shall pay to Licensor a late charge ("Late Charge") at a rate equal to the prime rate designated by Citibank N.A. on any Royalties covered by such Late Report that are actually payable to Licensor as provided in Schedule B. Such Late Charge shall be computed from the 46th day following the last day of the calendar quarter for which such Late Report is due until the date actually paid.
Licensor may elect to waive payment of any such Late Charge if Licensee shall have provided a reasonable estimate of Royalties due within fifteen
(15) days following the end of the calendar quarter covered by such Late Report.

              6.6. At the time that the Licensor shall provide to Licensee notice of availability of a Game pursuant to Section 2.4 or 2.5 of the Master Atari Home Video Agreement, Licensor shall provide to Licensee sufficient data to enable Licensee to calculate Third Party Fees and Royalties payable with respect to each Licensed Product (without regard to any advances which may have been made by Licensor). If Licensee is unable to calculate specific Third Party Fees and Royalties from the data provided, Licensee may request assistance from Licensor with respect thereto, and Licensor shall use its best efforts to respond within seven (7) days from the date of such request, but Licensee shall provide all sales and other data in its possession which are necessary for such calculations.

        7.    QUALITY OF LICENSED PRODUCT.
              ---------------------------

              7.1. The Licensed Products as manufactured, advertised, sold, distributed or otherwise disposed of by Licensee under this Agreement shall be of a high quality and shall be sold and distributed in packaging prescribed by Licensor bearing Licensor's trademarks and trade names. Such packaging may indicate that the Licensed Products are distributed by Licensee. Licensor shall have the right to determine in its reasonable discretion whether the Licensed Product meets Licensor's high standards of merchantability. Licensee agrees to furnish Licensor free of cost for Licensor's written approval as to quality and style (which approval shall not be unreasonably withheld), samples of the Licensed Product, together with its proposed advertising, packaging and wrapping materials, before its manufacture, sale

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT


or distribution (whichever first occurs) and the Licensed Product shall not be sold or distributed by Licensee without such written approval.

              7.2. If Licensor shall disapprove of any item submitted by Licensee for approval hereunder, Licensor shall furnish at the time notice of disapproval is given to Licensee an explanation of the reason(s) for such disapproval and recommendations for suggested changes and Licensee shall resubmit such item after changes have been made for Licensor's approval.

              7.3. In the event that the quality of any Licensed Product approved by Licensor shall become less than that approved by Licensor and Licensee shall fail to raise the quality to the approved level within thirty
(30) days after received written notice from Licensor, the license granted under this Agreement for such Licensed Product shall automatically terminate and shall remain terminated until Licensor shall subsequently renew its approval of the Licensed Product.

              7.4. If disapproval is not given by Licensee within five (5) business days after Licensor's receipt of the item submitted for approval, Licensor's approval shall be deemed to have been given. Subsequent to final approval, Licensor may request the Licensee once each quarter to send, without charge, a reasonable number of production samples (but in any event not less than two (2) copies of each language version) without payment of any Royalty hereunder to Licensor to ensure quality control. Should Licensor require additional samples for any reason other than resale or any other commercial exploitation by Licensor, Licensee shall be required to sell such samples to Licensor at its cost (but without payment of any Royalties hereunder), but not more than * units of each Licensed Product.

        8.    ADVERTISING.
              -----------

              Licensee, at its own cost and expense, shall be solely responsible for all advertising costs, including all in store and institutional advertising costs, associated with the sale of Licensed Products in the Licensed Territory.

        9.    TRADEMARK AND COPYRIGHT, ETC.
              -----------------------------

              9.1. "Notice" as used in this Section shall mean the following statutory copyright notice and notice of registration or application for registration of the licensed trademark:

                             _ _ _ _ /TM/ or /(R)/
                              All Rights Reserved
            C _ _ _ _ Licensed from [Atari/(R)/ Games Corporation]


or such other copyright notices and notices of registration as may be required by any third party licensors. Licensor shall advise Licensee prior to use whether /TM/ or /(R)/ shall follow the words "_ _ _ _ ."

              9.2. Licensee shall furnish to Licensor samples of all packaging in which the Licensed Products are sold by Licensee and Licensor shall cause the copyright in the packaging to be registered with the United States Copyright Office and recorded with the United States Customs Department at Licensor's expense. Licensee shall print, stamp or mold the Notice on all Licensed Products and on the front of each package or container used in connection therewith, and Licensee shall print the Notice on each label, advertisement and promotional release concerning any Licensed Products, all in accordance with instructions from Licensor, providing, however, that such notice shall be imprinted on the back of the package or container used in connection therewith, displayed on the title screen of the Licensed Product, and in the instruction booklet, if any, packaged with the Licensed Product. Licensee agrees to execute and deliver to Licensor in such form as Licensor may reasonably request all instruments necessary to effectuate trademark protection or to record Licensee as a registered user of any trademarks or to cancel such registration and if Licensee fails to execute such instruments, Licensee hereby appoints Licensor Licensee's attorney-in-fact to do so on Licensee's behalf. Licensee shall also furnish Licensor samples of all advertising or promotional materials bearing the Notice for Licensor's approval.

              9.3. Subject to the terms of this Agreement, Licensee acknowledges and agrees that: All copyrights, trademarks and service marks and rights to same referred to in this Section 9 in the name of and/or owned by Licensor shall be and remain the sole and complete property of Licensor; that all such copyrights, trademarks and service marks and rights to same in the name of or owned by any copyright proprietor other than Licensor or Licensee shall be and remain the sole and complete property of such copyright proprietor; that all trademarks and service marks which, and/or the right to use which, arise out of the license hereby granted to use the Licensed Property shall be and remain the sole and complete property of Licensor; that Licensee shall not at any time acquire or claim any right, title or interest of any nature whatsoever in any such trademark or service mark by virtue of this Agreement or of Licensee's uses thereof in connection with the Licensed Products; and that any right, title or interest in or relating to any such trademark or service mark, which comes into existence as a result of, or during the term of, the exercise by Licensee of any right granted to it hereunder shall immediately vest in Licensor.

              9.4. Licensee agrees to assist Licensor at Licensor's expense to the extent necessary in the procurement of any protection or to protect any of Licensor's right to the Licensed Property. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Licensed Property on articles similar to those covered in this Agreement which may come to the Licensee's attention. Licensor shall have the right to commence action to enforce its proprietary rights and prosecute any such infringements, and Licensee agrees to fully cooperate, at Licensor's expense, in any such action. However, Licensee shall not incur any such expense reimbursable by Licensor without Licensor's express written approval and all recoveries resulting from any such action shall belong solely to Licensor. In the event Licensor declines to pursue any such action, Licensee may, with Licensor's written permission, and subject to the consent of any third party having rights in the Licensed Property, institute such an action, and Licensor, at Licensee's expense, shall cooperate in such action instituted by Licensee and all recoveries resulting from any such action shall belong solely to Licensee. Licensor shall not unreasonably withhold or delay its permission to enable Licensee to pursue an action (if Licensor shall decline to pursue such action) against persons or entities reasonably believed by Licensee to be counterfeiting or pirating Licensee's Licensed Products. Licensor shall not unreasonably withhold or delay its permission to grant to any sublicensee who requires it, at the time of entering into a sublicense, reasonable rights (without Licensor's prior consent in each instance) to pursue persons reasonably believed to be engaged in counterfeiting or piracy of the Licensee Product.

              9.5.   During the term of this Agreement and thereafter, Licensee:

                     (a) will not challenge the ownership or rights of Licensor in and to the Licensed Property or any copyright or trademark pertaining thereto developed by or for Licensor, nor attack the validity of the license granted hereunder or participate in any challenge thereto;

                     (b) will manufacture, sell and distribute the Licensed Products in compliance with all applicable laws and governmental regulations in accordance with the terms of this Agreement;

                     (c) will not except as set forth in this Agreement, either directly or indirectly, use or display or authorize others to use or display, the trademarks, copyrights or proprietary rights of Licensor in connection with any advertising, assembly, manufacture, distribution, use, sale or lease of any goods, other than in connection with the manufacture and sale of the Licensed Products; and

                     (d) subject to Licensee's best business judgment Licensee will exercise reasonable efforts to: (i) manufacture sufficient quantities of the Licensed Product to meet the market demand for same; (ii) conduct advertising activities to promote the sale of Licensed Product; and (iii) make any and all arrangements necessary to accomplish such undertakings.

        10.   MATERIALS.
              ---------

              10.1. Notwithstanding anything contained herein to the contrary and subject to the terms of this Agreement, all artwork, designs and computer software embodying the Licensed Property, or any reproduction thereof, or any packaging or advertising materials, which are designed, developed and/or created by Licensee hereunder (or any of its sublicencees, affiliates or subsidiaries), shall be, and remain Licensor's sole and exclusive property, inclusive of all copyrights and right to copyright therein and thereto for the life of the copyright therein; provided that during the term of this Agreement, Licensee shall have the exclusive right, license and privilege (without any compensation to Licensor except as provided in Section 5) to use all such above described materials in connection with its exploitation, sale and distribution of the Licensed Products.

              10.2. Licensor shall make available to Licensee, at Licensor's actual out of pocket cost, any artwork relating to the Licensed Property which Licensor owns and which is reasonably available to Licensor for Licensee's use in connection with the exploitation of the Licensed Property.

        11.   TRANSLATIONS.
              ------------
              In the event that Licensee shall reasonably require the text associated with any Licensed Product to be translated into a language other than English, Licensor shall, upon request, provide to Licensee the text files and the text that appears in bit map files and printed copies of the script used for audio components of CD-ROM and cartridge versions only of the Licensed Product and Licensee shall produce, at its own expense, a translation text thereof and audio track therefor. Licensor shall then cause a new Master Disk containing such translation and audio track to be encoded and delivered to Licensee, at Licensor's own expense with respect to the CD-ROM version only and at Licensee's expense with respect to the cartridge version, provided, however, that Licensee shall bear the cost of encoding new Master Disks containing translations into languages other than French, German, Chinese, Portuguese, Spanish and Italian. Licensee shall also bear the cost of inserting audio tracks on Home Video Game cartridges.

        12.   REPRESENTATIONS AND WARRANTIES.
              ------------------------------

              12.1. Licensor hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by Licensor; Licensor has the full power and authority to enter into this Agreement and perform its obligations hereunder; this Agreement constitutes the valid and binding obligation of Licensor, enforceable in accordance with its terms; the making of this Agreement does not violate any agreement, right or obligation existing between Licensor and any other person, firm or corporation; and the Licensed Property, if used pursuant to the license granted herein, will not infringe upon or violate any rights of any third party-

              12.2. Licensee hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by Licensee; Licensee has the full power and authority to enter into and perform its obligations hereunder; this Agreement constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms; the making of this Agreement does not violate any agreement, right or obligation existing between Licensee and any other person, firm or corporation; its manufacture, advertisement, distribution and sale of the Licensed Products will be in accordance with the terms of this Agreement and will not infringe upon or violate any rights of any third party. Licensee shall have obtained all necessary licenses for the sale of the Licensed Products within the Licensed Territory from Nintendo(R), Sega(R), Sony(R) or any other manufacturer of Designated Consumer Game Platforms.

        13.   INDEMNIFICATION.
              ---------------

              13.1. Each party agrees to indemnify and hold the other (including officers, directors, agents and employees of such party or its subsidiaries, affiliates and sublicensees) harmless against any loss, damage, expense or cost (including reasonable attorneys' fees) arising out of any claim, demand or suit or judgment resulting from any breach of any warranty or representation set forth in Section 12 above. Each party shall promptly inform the other of any such claim, demand, suit or judgment.

              13.2. In connection with any such claim, demand or suit referred to above, the party so indemnifying (the "Indemnitor") agrees to defend, contest or otherwise protect the indemnified party (the "Indemnitee") against any such suit, action, investigation, claim or proceeding at the Indemnitor's own cost and expense. The Indemnitee shall have the right, but not the obligation to participate, at its own expense, in the defense thereof by counsel of its own choice. In the event that the Indemnitor fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to defend, contest or otherwise protect against the same, and, upon ten (10) days' written notice to the Indemnitor, make any compromise or settlement thereof and recover the entire cost thereof from the Indemnitor, including without limitation, reasonable attorneys' fees, disbursements and all reasonable amount applied as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof. The obligations hereunder shall survive the termination or expiration of this Agreement.

              13.3. Neither Licensor nor Licensee shall be liable for any incidental, consequential or punitive damages to the other.

        14.   EVENTS OF DEFAULT AND TERMINATION.
              ---------------------------------

              Licensee shall be deemed to be in default of this Agreement in the event either of the following occurs:

                     (a) Licensee fails to make any payment or furnish any statement in accordance herewith, provided that Licensee shall have been given a first written notice of such default and a period of at least fifteen (15) days in which to cure such default and, if such default shall not have been cured within such period, Licensee shall have been given a second written notice of such default and a further period of at least ten (10) days in which to cure such default; or

                     (b) Licensee fails after thirty (30) days' written notice to Licensee to comply with any other of Licensee's obligations hereunder.

        15.   EXPIRATION OR TERMINATION OF AGREEMENT.
              --------------------------------------

              Upon expiration or termination of this Agreement, all rights granted to Licensee herein shall forthwith revert to Licensor with the following consequences:

                     (a) All unpaid Royalties shall be due and payable in accordance with Section 6.1 hereof.

                     (b) Licensor shall thereafter be free to license others to use the Licensed Property in connection with the manufacture, advertisement, distribution and sale of items identical or similar to the Licensed Products in the Licensed Territory.

                     (c) In the event of termination or expiration of this Agreement, other than a termination by Licensor as a result of a material breach of this Agreement by Licensee, Licensee may continue to sell for a period of one hundred eighty (180) days after the effective date of termination all approved copies of the units of the Licensed Product produced prior thereto.

        16.   CONFIDENTIAL INFORMATION.
              ------------------------

              Each of the parties shall keep in confidence and not disclose or make available to any third party, without the written permission of the other party, the terms of this Agreement and the proprietary information of the other party made known to it under this Agreement, including without limitation any information with respect to proposed Games prior to the date on which they are First Released and any Master Disk or version thereof. This requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of the disclosing party; (b) rightfully received by the disclosing party from a third party who is not bound by a restriction of nondisclosure; (c) already in the disclosing party's possession without restriction as to disclosure; or (d) is required to be disclosed by applicable rules and regulations of government agencies or judicial bodies. This obligation of confidentiality: (i) shall survive termination of this Agreement and (ii) shall extend to any subcontractor of either party and each party agrees to obtain from each such subcontractor a written agreement to abide by the foregoing confidentiality requirements. Each of the parties shall be entitled to seek injunctive or equitable relief to prevent the breach or threatened breach by the other of the provisions of this Section and to secure its enforcement.

        17.   NOTICES.
              -------

              Any notice, consent, approval, request, waiver or statement to be given, made or provided for under this Agreement shall be in writing and deemed to have been duly given (i) by its delivery personally or by express mail; or
(ii) five (5) days after its being mailed, air express, registered or certified, return receipt requested in a United States Post Office addressed as follows:

      TO LICENSEE:    GT Interactive Software Corp.
                      16 East 40th Street
                      New York, New York 10016
                      Attention: Mr. Ron Chaimowitz,
                      Telephone Number: (212) 726-6508
                      Facsimile Number: (212) 679-6850

      WITH A COPY TO: GT Interactive Software Corp.
                      16 East 40th Street
                      New York, New York 10016
                      Attention: Mr. Harry Rubin
                      Telephone Number: (212) 726-6523
                      Facsimile Number: (212) 679-6850

      WITH A COPY TO: GT Interactive Software Corp.
                      16 East 40th Street
                      New York, New York 10016
                      Attention: Alan Behr, Esq.
                      Telephone Number: (212) 726-6500
                      Facsimile Number: (212) 679-6850

      TO LICENSOR:    Atari Games Corporation
                      c/o WMS Industries Inc.
                      3401 North California Avenue
                      Chicago, Illinois 60618
                      Attention: Mr. Neil D. Nicastro, President
                      Telephone Number: (312) 728-2300
                      Facsimile Number: (312) 539-2099

      WITH A COPY TO: Williams Entertainment Inc.
                      1800 South Business 45
                      Corsicana, Texas 75110
                      Attention: Mr. Byron Cook
                      Telephone Number: (903) 874-2683
                      Facsimile Number: (903) 872-8000

      WITH A COPY TO: Jeffrey N. Siegel, Esq.
                      Shack & Siegel, P.C.
                      530 Fifth Avenue
                      New York, New York 10036
                      Telephone Number: (212) 782-0700
                      Facsimile Number: (212) 730-1964


or such other address as either party may designate by notice given as aforesaid.

        18.   MISCELLANEOUS.
              -------------

              18.1. This Agreement is personal to Licensee as one party and Licensor as the other party. Neither this Agreement nor any party's rights under it may be assigned, in whole or in part, nor may Licensee's or Licensor's rights or obligations hereunder be delegated, in whole or in part, to any person or party without the prior written consent of the other party, except that any party may assign its rights and delegate obligations to any of its direct or indirect wholly-owned subsidiaries or affiliates or to any person, FIRM or corporation owning or acquiring all or substantially all of the stock or assets of that party, as long as that party remains fully liable for its obligations hereunder. Any sale of all or substantially all of the assets or stock of Licensor shall include a requirement for the assumption by the purchaser of all covenants, obligations and duties undertaken by the seller pursuant to the terms of this Agreement, including its obligations with respect to Games and the intellectual property from which they are derived. This Agreement shall bind the parties, their successors and permitted assignees and delegees. Licensor as one party, and Licensee as the other party, are each liable for their respective obligations under the terms of this Agreement.

              18.2. The entire understanding between the parties hereto relating to the subject matter hereof is contained herein. This Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by the parties hereto.

              18.3. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and no waiver shall be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof.

              18.4. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee, and neither Licensor nor Licensee shall have any right to obligate or bind the other in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

              18.5. This Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be wholly performed in the State of Illinois.

              18.6. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, either such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

              18.7. This Agreement may be executed in counterparts each of which shall be deemed an original and when taken together shall be deemed one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        ATARI GAMES CORPORATION

                                        By:
                                            -------------------------------

                                        GT INTERACTIVE SOFTWARE CORP.

                                        By:
                                            -------------------------------

                                  SCHEDULE A
                                  ----------


[Description of Licensed Property as Set Forth in New Game Option Notice]

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


                                  SCHEDULE B
                                  ----------

                                   ROYALTIES
                                   ---------

    Licensee shall pay to Licensor royalties ("Royalties") computed as follows:
(a) with respect to Licensed Products which are subject to any Third Party Fees
                                            ---
and Royalties, an amount equal to the greater of (i) * of the actual Net Wholesale Sales Price for each unit sold and not returned, or (ii) * of Licensee's average Net Wholesale Sales Price for Front-line Home Video Games designed for play on the same Designated Consumer Game Platform sold at Full Price and not returned during the relevant Royalty Period; and (b) with respect to Licensed Products which are not subject to any Third Party Fees and
                           -------
Royalties, an amount equal to the greater of (i) * of the actual Net Wholesale Sales Price for each unit sold and not returned, or (ii) * of Licensee's average Net Wholesale Sales Price for Front-line Home Video Games designed for play on the same Designated Consumer Game Platform sold at Full Price and not returned during the relevant Royalty Period. The Royalty computed in accordance with clauses (a)(ii) and (b)(ii) of the preceding sentence shall apply (A) for a period of one year from the date of First Release of the Licensed Product by Licensee or its affiliates in each Marketing Area with respect to Home Video Games released during the first two (2) years of the Option Period, and (B) for a period of six (6) months from the date of First Release of the Licensed Product by Licensee or its affiliates in each Marketing Area with respect to Home Video Games released after the first two (2) years of the Option Period. For purposes of this paragraph, a Licensed Product shall be deemed "Front-line" if it is substantially equivalent to a Home Video Game which has been released at a premium price by Licensor or its licensees in the United States. Royalties for Licensed Products which are not deemed Front-line products shall be calculated as provided in clauses (a)(i) or (b)(i) of the first sentence of this paragraph. Solely for purposes of computing Royalties in accordance with the first sentence of this paragraph, Licensed Products shall not be deemed to be subject to any Third Party Fees and Royalties if they are subject only to (x) de minimis Third Party Fees and Royalties excluding developer royalties amounting to less than * in the aggregate of the Net Wholesale Sales Price, or (y) royalties and other participations payable to developers for services rendered in connection with the Licensed Product. In no event shall the Royalty with respect to the sale of a Licensed Product at any time be less than the Third Party Fees and Royalties (including royalties and other participations payable to developers) payable with respect to such Licensed Product.

    Notwithstanding the foregoing, if at least twelve (12) months after the date of the initial release by Licensee (the "First Foreign Sale") of a Licensed Product subject to Third Party Fees and Royalties in each Marketing Area, the Net Wholesale Sales Price of such Licensed Product has been reduced from the original list price to the equivalent of (U.S.) $ * or less, then Licensee may elect to pay to Licensor in lieu of the Royalty payable in accordance with the first sentence of this Schedule B, an alternative royalty (the "Alternative Royalty") equal to the greater of (i) * of the Net Wholesale Sales Price of such Licensed Product, plus

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A PURSUANT FOR CONFIDENTIAL TREATMENT.


an amount equal to * of all Third Party Fees and Royalties payable with respect to the sale of such Licensed Product or (ii) * of the Net Wholesale Sales Price of such Licensed Product.

    If at any time after March 31, 1996 or, with respect to new Designated Consumer Game Platforms which are introduced subsequent to the date hereof, the date on which such new Designated Consumer Game Platform is introduced, there shall occur (a) a reduction in the standard platform royalties payable by Licensee to Nintendo(R), Sega(R), Sony(R), or any other Designated Consumer Game Platform manufacturer with respect to the Licensed Products, or (b) a reduction in landed unit manufacturing costs payable by Licensee to any Game manufacturer, including, without limitation, any such reductions in platform royalties or unit manufacturing costs which may result from reaching applicable volume discount levels established by the Designated Consumer Game Platform manufacturer or other Game manufacturer, then, in either or both such cases, Licensee shall pay to Licensor, in addition to any Royalty otherwise payable hereunder, an amount equal to * of the amount by which such platform royalty and landed manufacturing costs have been reduced for each unit of Licensed Product sold by Licensee. Such additional amounts shall be payable by Licensee to Licensor at the time and in the manner specified in Section 6 above. Notwithstanding the foregoing, however, Licensee shall not be required to pay to Licensor any such additional amounts based on reductions in platform royalties and landed unit manufacturing costs payable in respect of Licensed Products for the Sega Saturn and Sony PSX Platforms unless and until such platform royalties and landed unit manufacturing costs shall fall below * per unit, and, in such cases, Licensee shall only be required to pay * of the reduction in costs below * Dollars, as provided above.

        All payments of Royalties by Licensee to Licensor hereunder shall either be paid from Licensee's office in the United States or from Licensee's office in the United Kingdom. Licensee shall be solely responsible for payment of, and shall timely file and remit, any foreign taxes (including any foreign taxes on Royalties required to be withheld at the source) related to this Agreement. Licensee shall promptly assist Licensor as necessary in obtaining a United Kingdom royalty tax withholding exemption, or with any other documentation required concerning Licensee's operations outside the United States. If taxes on Royalties payable hereunder imposed by any foreign jurisdiction are required to be withheld at the source, Licensee shall remit such Royalties net of any withholding taxes together with ALL appropriate documentation and reporting forms.

        The "Net Wholesale Sales Price" of Licensed Products shall be the price invoiced to customers, less any price discounts, rebates or credits granted at the time of sale and taxes invoiced to customers (including VAT). No deduction shall be made for bad debts or other uncollected amounts, advertising allowances, including cooperative advertising, or any other costs incurred in manufacturing, selling or distributing the Licensed Products.

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


ADJUSTMENTS TO ROYALTIES
- - ------------------------

Anything above to the contrary notwithstanding:

        1. In cases where Licensed Products are sold by non-affiliated third party sublicensees under sublicenses granted by Licensee in accordance with the provisions of the Master Atari Home Video Agreement, Royalties shall be payable by Licensee to Licensor hereunder equal to the sum of (a) an amount equal to all Third Party Fees and Royalties payable with respect to the sale of such Licensed Products, plus (b) * of the proceeds received by Licensee from such sublicensee after deducting (i) a fee to Licensee equal to * of such net proceeds, (ii) an amount equal to all Third Party Fees and Royalties, and, (iii) in the case of non-affiliated third party sublicensees to whom Licensee supplies the Licensed Product, Licensee's direct manufacturing and shipping costs. In no event shall the Royalty per unit be less than * of such Third Party Fees and Royalties.

        2. If Licensee's Weighted Average Gross Profits as a percentage of sales of Accepted Games under this Agreement and all Other Atari Home Video Game Distribution and License Agreements other than Games with respect to which an Alternative Royalty is payable, for the twelve (12) months ending June 30, 1997 are less than Licensee's Weighted Average Gross Profits as a percentage of sales of Accepted Games under this Agreement and all Other Atari Home Video Game Distribution and License Agreements other than Games with respect to which an Alternative Royalty is payable, for the twelve (12) months ending December 31, 2000, then the Royalties otherwise payable by Licensee under this Agreement and all Other Atari Home Video Game Distribution and License Agreements for the first Renewal Option Year (ending June 30, 2002), if any, shall be increased, as a percentage of Net Wholesale Sales Price, for each unit sold and not returned, by an amount equal to one-half of the difference. If Licensee's Weighted Average Gross Profits as a percentage of sales of Accepted Games under this Agreement and all Other Atari Home Video Game Distribution and License Agreements during the 12 months ended December 31, 2001, or any subsequent 12-month period during the Renewal Option Period, shall be greater or less than Licensee's Weighted Average Gross Profits as a percentage of sales of Accepted Games during the preceding 12-month period, then the Royalties otherwise payable by Licensee under this Agreement and all Other Atari Home Video Game Distribution and License Agreements shall be similarly increased or decreased for the next Renewal Option Year by an amount equal to * of the difference, but in no event shall Royalties payable by Licensor under this Agreement and all Other Atari Home Video Game Distribution and License Agreements be reduced at any time to an amount less than the amounts set forth in the first sentence of this Schedule B. For purposes hereof, Licensee's "Weighted Average Gross Profits" with respect to the sale of Accepted Games under this Agreement and all Other Atari Home Video Game License Agreements shall mean the weighted average, computed on a platform by platform basis, of (a) aggregate sales of Accepted Games other than Games with respect to which an Alternative Royalty is payable, less (b) landed manufacturing costs and platform royalties paid or payable with respect to such Accepted Games. Any amounts actually paid or payable to Licensor by Licensee as additional Royalties hereunder by reason of a reduction in platform royalties or landed unit manufacturing costs, as provided above

                                THE  INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


(including without limitation any such amounts paid or payable by reason of a reduction in platform royalties or landed unit manufacturing costs of Licensed Products for the Sega Saturn or Sony PSX platforms below * Dollars per unit), shall be added back in determining Weighted Average Gross Profits hereunder. For example, if Licensee's Weighted Average Gross Profits as a percentage of sales of Accepted Games during the twelve (12) months ended by June 30, 1997 are * percent, and Licensee's Weighted Average Gross Profits during the twelve months ending December 31, 2000 are * of sales of Accepted Games, then the Royalty otherwise payable by Licensee to Licensor as a percentage of Net Wholesale Sales Price during the first Renewal Option Year (ending June 30, 2002) shall be increased by * of the difference, or

        3. If the Licensed Product shall incorporate Computer Software in the form of a cartridge, as opposed to a CD-ROM disk or other device containing the computer game code (a "Cartridge-Based Product"), Licensee may elect to adjust the Royalties otherwise payable with respect to sales of such Cartridge-Based Product in a Marketing Area as follows: The "Cartridge Margin" for such Cartridge-Based Product shall be calculated by subtracting from * the sum of (i) the applicable percentage Royalty with respect to sales of such Cartridge-Based Product, determined in accordance with the first sentence of this Schedule B above, and (ii) the landed unit cost of such Cartridge-Based Product, stated as a percentage of the Net Wholesale Sales Price therefor. If the Cartridge Margin is less than the applicable percentage Royalty otherwise payable on sales of such Cartridge-Based Products, the applicable percentage Royalty shall be reduced by an amount equal to * of the difference between such percentage Royalty and the Cartridge Margin, provided, however, that in no event shall the Royalty payable with respect to sales of Cartridge-Based Products be less than the Third Party Fees and Royalties payable with respect thereto.

              For example, if the Royalty percentage rate determined in accordance with the first sentence of this Schedule B is * for a Cartridge-Based Product having a Net Wholesale Sales Price in a given Marketing Area of * Dollars and a landed unit cost of * Dollars (i.e., * of Net Wholesale Sales Price), the Cartridge Margin for such Cartridge-Based Product would be * . Since the Cartridge Margin * is less than the applicable percentage Royalty * , the applicable percentage Royalty shall be reduced by * of the difference, or *
( * %), such that the adjusted Royalty percentage payable on sales of such Cartridge-Based Product in the Marketing Area will be * .


RECOUPMENT
- - ----------

        1. Licensee shall be entitled to apply the Royalties applied or accrued under this Agreement (the "Recoupable Amount"), to recoup the * Dollar Minimum Guaranteed Advance Royalty paid by Licensee to WMS Industries Inc. pursuant to Section 3 of the Master Atari Home Video Agreement and the Master Atari PC Agreement (as that term is defined in the Master Atari Home Video Agreement), until such Recoupable Amount

                                THE INFORMATION BELOW MARKED BY * HAS BEEN
                                OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


together with the Recoupable Amounts applied or accrued by Licensee under any other Atari Home Video Game Distribution and License Agreement entered into by Licensee pursuant to the Master Atari Home Video Agreement ("Other Atari Home Video Game Distribution and License Agreements") and under any Atari Home Computer Software License Agreement entered into by Licensee pursuant to the Master Atari PC Agreement (and to the extent applicable amounts which may be recouped against such Minimum Guaranteed Advance Royalty pursuant to the GTIS Master Home Video Agreement and the GTIS Master PC Agreement) equal *
Dollars; provided, however, that (i) to the extent that the aggregate of all Recoupable Amounts applied or accrued under this Agreement and the Other Atari Home Video Game Distribution and License Agreements and under any Atari Home Computer Software License Agreement entered into pursuant to the Master Atari PC Agreement between the Effective Date and one year after the Effective Date exceed the installment of the Minimum Guaranteed Advance Royalty paid on the Effective Date, such excess shall be paid to WMS Industries Inc. and applied in reduction of the installment of the Minimum Guaranteed Advance Royalty payable one year after the Effective Date under the Master Atari Home Video Agreement and the Master Atari PC Agreement.

        2.    Until Licensee shall have fully recouped the * Minimum
Guaranteed Advanced Royalty, Licensor shall pay over to Licensee,
Licensor's share of net profits from the exploitation of the Licensed Products in Japan, and all amounts so paid over to Licensee shall be deemed to constitute additional Recoupable Amounts (as that term is used above) under this Agreement.

LIMITATIONS ON FREE AND PROMOTIONAL GOODS: CLOSE-OUTS.
- - -----------------------------------------------------

        Licensee shall be permitted to distribute free and promotional goods without the payment of any Royalties or other royalties thereon, subject to the provisions of Section 1 above and within the following territorial and quantity limits:

        United Kingdom,
        Germany, Scandinavia,
        Benelux, Italy, Spain, and
        Australia: * units per country

        Other Countries: * units per country

        No Royalties shall be payable by Licensee to Licensor in excess of any Third Party Fees and Royalties in connection with the sale by Licensee of "close-outs." For purposes hereof, "close-outs" shall mean any Licensed Products that are sold for a price no greater than the sum of direct manufacturing and shipping costs plus platform royalties and any Third Party Fees and Royalties.

                                  SCHEDULE C
                                  ---------
                                MARKETING AREAS
                                ---------------

        The following countries or related groups of countries shall each be deemed a single Marketing Area:


        United Kingdom and Ireland*
        France*
        Germany, Switzerland and Austria*
        Benelux*
        Spain and Portugal*
        Italy*
        Scandinavia
        Former Eastern Bloc and the Baltic States (Latvia, Lithuania, Estonia) Russia and Rest of the CIS
        Rest of Europe (including Turkey)
        Africa
        Middle East
        India and Pakistan
        China (PRC excluding Hong Kong and Macao)*
        Rest of Asia
        Australia and New Zealand
        Brazil
        Rest of South and Central America and the Caribbean


- - ---------------
* Denotes Key Marketing Area

                                                                           ANNEX

                              WMS Industries Inc.
                         3401 North California Avenue
                               Chicago, EL 60618



                                                                  March 27, 1996



GT Interactive Software Corp.
16 East 40th Street
New York, NY 10016

Re:  Japan Territory
     ---------------

Gentlemen:

         Reference is made to the GTIS Master Option and License Agreement dated December 28, 1994, as amended (the "GTIS Master PC Agreement"), the GTIS Master Option and License Agreement (Home Video Games) dated March 31, 1995, as amended (the "GTIS Master Home Video Agreement"), the Master Option and License Agreement for Atari PC Games dated March 27, 1996 (the "Master Atari PC Agreement") and the Master Option and License Agreement for Atari Home Video Games dated March 27, 1996)(the "Master Atari Home Video Agreement"). The GTIS Master PC Agreement, the GTIS Master Home Video Agreement, the Master Atari PC Agreement and the Master Atari Home Video Agreement are collectively referred to herein as the "Master Agreements."

         This will confirm our agreement that during the "Japan Territory Period," as that term is defined below, the Licensed Territory, as that term is defined in the license and distribution agreements annexed as Exhibit A to the Master Agreements, shall not exclude Japan. The Japan Territory Period shall mean the period beginning on the Effective Date, as that term is defined in the Master Atari Home Video Agreement, and ending on the date which is the later to occur of (i) two years after the Effective Date, or (ii) one year after either GTIS or WMS gives written notice to the other of its decision to terminate the Japan Territory Period; provided, however, that if such notice is given by WMS, the termination shall not be effective unless on the designated termination date WMS directly or indirectly owns not less than 49% of an entity which (i) is or intends to become a distributor of home video or personal computer games in Japan, and (ii) conducts or intends to conduct meaningful business in Japan. If such entity does not intend to distribute both home video and personal computer games in Japan, then the aforesaid termination shall be effective only as to the category of games (home video games or

GT Interactive Software Corp.                   -2-
March 27, 1996

personal computer games) which such entity does intend to distribute. During the Japan Territory Period, Japan shall be deemed added to Schedule C to the Master Atari Home Video Agreement and the GTIS Master Home Video Agreement and shall be deemed designated as a Key Marketing Area as such term is defined therein. In addition, anything in this letter, the Master Agreements or licenses issued pursuant to the Master Agreements to the contrary notwithstanding, GTIS shall pay to the WMS Group and shall have no right to recoup any Royalties attributable to Licensed Products sold in Japan during the Japan Territory Period pursuant to the licenses issued under the GTIS Master Home Video Agreement.

         After termination of the Japan Territory Period, (i) licenses entered into during the Japan Territory Period and still in effect on the date of termination of such period shall continue for their term, and (ii) with respect to licenses entered into after the Japan Territory Period, the Licensed Territory shall exclude Japan, and the terms of applicable Master Agreements and related license agreements shall apply.

         Please indicate your agreement to the foregoing by signing this letter in the place provided below.

                                        Very truly yours,

                                        WMS INDUSTRIES INC.

                                        By:  /s/ NEIL NICASTRO
                                            --------------------------------
                                                 Neil Nicastro
Accepted and Agreed To:

GT INTERACTIVE SOFTWARE CORP.

By:  /s/ RONALD CHAIMOWITZ
    ------------------------------
         Ronald Chaimowitz